UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 27, 2014, the Board of Directors of Broadridge Financial Solutions, Inc. (“Broadridge” or the “Company”) unanimously appointed James M. Young as Chief Financial Officer and Corporate Vice President of the Company, effective June 23, 2014. Mr. Young has accepted an offer to act in this role and will serve as the Company’s principal financial officer and principal accounting officer beginning on June 23, 2014. A summary of the material terms and conditions of Mr. Young’s offer letter is set forth below. The offer letter has no specified term, and Mr. Young’s employment with the Company will be on an at-will basis. Mr. Young will be eligible to participate in Broadridge’s employee and executive benefit programs, including the Company’s Officer Severance Plan and Change in Control Severance Plan for Corporate Officers.

There is no arrangement or understanding between Mr. Young and any other person or persons pursuant to which Mr. Young was appointed as an executive officer of the Company. There are also no family relationships between Mr. Young and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Base Salary and Target Annual Cash Incentive Award. Pursuant to his offer letter, Mr. Young will receive an annual base salary of $515,000. He will also be eligible to receive an annual cash incentive award with a target of 85% of his annual base salary with his participation starting at the beginning of fiscal year 2015.

At-Hire Cash Bonus. In connection with his appointment, Mr. Young will receive a one-time at-hire cash bonus of $500,000, $300,000 of which shall be subject to repayment by Mr. Young if he voluntarily leaves the Company or is terminated for cause within 12 months of the payment date.

Annual Equity Grants. As an executive officer of Broadridge, Mr. Young is eligible to receive annual equity awards with the same terms as the other Broadridge officers, as approved by the Compensation Committee of the Broadridge Board of Directors. The Compensation Committee has approved the following long-term equity value targets for Mr. Young starting in fiscal year 2015: $525,000 in performance-based restricted stock units (RSUs) vesting in April 2017, and $525,000 in value of stock options with standard four-year vesting provisions. Each of the foregoing equity grants for fiscal year 2015 shall be subject to the terms and conditions applicable to grants made to all other executive officers of the Company and shall be valued at the time the grants are formally approved by the Company’s Compensation Committee.

At-Hire Equity Grants. The Compensation Committee of the Broadridge Board of Directors has approved the following long-term equity award target values for Mr. Young’s at-hire equity grants and anticipates making the following grants: $200,000 stock bonus of fully-vested shares of Broadridge common stock to be granted on the date Mr. Young commences employment with Broadridge, $600,000 in time-based RSUs that will vest over three years, and $250,000 in value of stock options that will vest immediately upon grant. Each of the foregoing at-hire equity grants shall be subject to the terms and conditions set forth in the applicable award agreements and shall be valued at the time the grants are formally approved by the Company’s Compensation Committee.

Relocation Assistance. Pursuant to the Broadridge Executive Relocation Program, Mr. Young will receive reimbursement for his reasonable and customary relocation expenses associated with his move to the New York area.

Biography. Mr. Young, age 43, joins Broadridge after serving in senior finance roles at Visa Inc., a global payments technology company, where he has worked since 2006. Most recently, Mr. Young served as Senior Vice President, Finance and was responsible for global financial planning and analysis for Visa’s businesses in North America, Latin America, Asia Pacific, Central Europe, the Middle East and Africa since July 2013. Previously, from 2011 to 2013, he served as the Head of Corporate Finance, where he was responsible for Visa’s global controllership, tax and financial planning and analysis functions. Earlier, he held several finance roles with increasing responsibility including leading finance for Visa’s North America division from 2008 to 2010 and playing a lead role in Visa’s IPO in 2008. Prior to joining Visa, Mr. Young was a finance executive at early stage technology companies Arena Solutions and Grand Central Communications.

Mr. Young replaces Dan Sheldon, who left the Company in April 2014, after serving as the Company’s Chief Financial Officer since it became an independent public company in 2007.

Michael Liberatore and David Lisa, who respectively served as Broadridge’s Acting Principal Financial Officer and Acting Principal Accounting Officer since Mr. Sheldon’s departure, will remain with the Company but will no longer serve in these interim roles upon Mr. Young joining the Company.

The press release issued by the Company announcing Mr. Young’s appointment is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

The information furnished pursuant to Item 9.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press Release of Broadridge Financial Solutions, Inc. dated May 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2014

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
Name:	Adam D. Amsterdam
Title:	Vice President, General Counsel and Secretary